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                                                                 Exhibit 99.20

Sales Of Keravision IntacsT Begin; Non-Laser Surgucal Option For Treating Myopia Represents A New Category Of Vision Correction

Series Of Initial Procedures Include Scheduled Live Webcast

[Note to Broadcast Media: Video from a live webcast of the Intacs procedure can be accessed starting at 2:30 p.m. Central on Friday, April 16 at satellite coordinates GE3K18, KU-band.]

San Diego (April 15, 1999) -- The country's first FDA-approved non-laser option for surgically treating nearsightedness is expected to receive its first two customers today: the son of the developing company's chairman and chief executive officer and the husband of its vice president for regulatory affairs and clinical research.

Intacs, developed by KeraVision, Inc. (Nasdaq: KERA), were approved by the FDA on April 9 -- making them the first surgical alternative to eyeglasses and contact lenses that does not require cutting or removing tissue from the central optical zone (the dome-shaped "window" at the front of the eye and the critical area for clear vision).

Meanwhile, two California ophthalmologists are scheduled to become the next Intacs patients on Friday, April 16 as part of a live worldwide Internet webcast of the Intacs procedure, the first ever. The live webcast is scheduled to start at 2:30 p.m. Central.

"I can think of nothing more personally gratifying after 13 years of effort bringing Intacs to market than to have my son become the first Intacs customer," said KeraVision Chairman and Chief Executive Officer Thomas M. Loarie. "We also expect this initial series of Intacs procedures to include two ophthalmologists as patients, which I feel is a fitting way to help launch Intacs as the start of a new category of vision correction in the U.S."

First Intacs customers

The first two post-FDA approval patients scheduled to receive Intacs are Thomas M. Loarie II, 27, a certified athletic trainer in San Diego, and Michael J. Billig, 49, vice president for regulatory quality and clinical research at a Silicon Valley cardiac equipment developer and husband of KeraVision Vice President Darlene Crockett-Billig.

The procedures are expected to be performed today by David J.
Schanzlin, MD, chief investigator for the Intacs clinical studies since 1986 and professor of ophthalmology and director of vision correction surgery at UCSD.

Loarie added, "My son, Tom, is very active in sports and has put off wearing glasses or contacts until his nearsightedness has become a real disadvantage. Mike is also an avid athlete. Intacs was a quality of life decision for both of them."

First live webcast of an Intacs procedure

On Friday, Kerry K. Assil, MD, of Santa Monica, CA, is scheduled to perform Intacs procedures on two ophthalmologists as part of a live webcast. The program, planned for 2:30 p.m. Central, can be viewed at www.broadcast.com [see "Live Events"]. A live discussion is scheduled to follow.

Assil, an Intacs clinical investigator and medical director of both the Sinskey Eye Institute and ARIS Vision, Inc., is scheduled to perform the procedure on two colleagues: Michael Mockovak, MD, a vision correction surgeon in Sacramento, and Greg Phan, MD, a vision correction surgeon in Santa Clara, CA.

Developed over 13 years at an investment of nearly $100 million, the Intacs technology is an alternative to eyeglasses, contact lenses and laser refractive surgery. In addition to treating myopia, Intacs are being modified to possibly treat hyperopia (farsightedness) and astigmatism -- the two most common vision problems after myopia.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for mild myopia (nearsightedness) and potentially for mild hyperopia (farsightedness). These products are potential alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is KeraVision Intacs for myopia, developed from a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to KeraVision Intacs or the surgical procedure, competitive products and technology, market acceptance of KeraVision Intacs, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Form 10-K for the year ended December 31, 1998 and in other SEC filings.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
Intacs are a registered
trademark or trademark
of KeraVision, Inc. in